Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

WU BA SUPERIOR PRODUCTS HOLDING GROUP, INC., a Nevada

corporation,

LIVING CYCLE HOLDING LTD, a British Virgin Islands corporation

-and-

The SHAREHOLDERS of

LIVING CYCLE HOLDING LTD

Dated as of September 30, 2019

(Closing Date December 27, 2019)

i

Schedules and Exhibits

Schedule A-1 - List of BH Shareholders and Number of Exchange Shares to be Received

ii

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of September 30, 2019 by and among WU BA SUPERIOR PRODUCTS HOLDING GROUP, INC. (f/k/a RARUS Technologies, Inc.), a Nevada corporation (the “Parent”), LIVING CYCLE HOLDING LTD., a British Virgin Islands Company, (“Living Cycle”), and the SHAREHOLDERS of Living Cycle listed on Schedule A-1 hereto (collectively, the “Shareholders”). Parent, Living Cycle, and the Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Parent is a publicly reporting company organized under the laws of Nevada; and

WHEREAS, the Shareholders collectively own and will own immediately prior to Closing (as such term is defined in Section 1.4), 100% of the issued and outstanding equity securities of Living Cycle (the “Living Cycle Securities”); and

WHEREAS, Living Cycle owns 100% of the equity shares of Fifty-Eight Superior Products (HK) Technology Ltd., HK CI:2575682 (“Lucky 58”); and

WHEREAS, as of the date of this Agreement, there are (i) 14,457,263 shares of Parent common shares (the “Common Shares”) issued and outstanding held by the public shareholders of Parent, and (ii) 10,000,000 shares of Series A Preferred Stock, all of which are held by Yanhuan CHEN; and

WHEREAS, it is contemplated that the Parent will implement a 10-for-l Reverse Split (the “Reverse Split”) resulting in an aggregate of 1,457,263 Common Shares outstanding after the Reverse Split, in addition to the Preferred Shares that will be convertible, after the Reverse Split, into 1,000,000 Common Shares; and

WHEREAS, Parent desires to acquire from the Shareholders, all of the issued and outstanding Living Cycle Securities, in exchange (the “Exchange”) for the issuance by Parent to the Shareholders of 100,000,000 common shares (as calculated post Reverse Split), (the “Common Stock” or the “Exchange Shares”); and

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, Living Cycle will become a wholly-owned subsidiary of Parent; and

WHEREAS, the board of directors and shareholders of Parent and the boards of directors and members of Living Cycle and of each Shareholder that is an entity, respectively, have approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of Parent, Living Cycle, such Shareholder and its subsidiaries.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE EXCHANGE

1.1 The Exchange.

(a) Upon the terms and subject to the conditions of this agreement, at the Closing the Shareholders shall each assign, transfer and deliver to Parent, free and clear of all encumbrances (hereinafter defined), all of the Living Cycle Securities.

(b) In consideration of the transfer of the Living Cycle Securities to Parent by the Shareholders at the Closing, subject to the terms and conditions of this Agreement, Parent shall issue to Shareholders an aggregate of 100,000,000 Exchange Shares; and

1.2 The Closing; Closing Date; Effect.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Crone Law Group, LLP in New York, New York within four business days after the consummation and effective time on the OTC Markets of the Reverse Split, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3 Actions at the Closing.

At the Closing or, in the case of securities issuances, as soon thereafter as is practicable:

(a) Shareholders and Living Cycle shall deliver to Parent the various certificates, instruments and documents referred to in Section 6.2;

(b) Parent shall deliver to Living Cycle and Shareholders the various certificates, instruments and documents referred to in Section 6.3;

(c) Shareholders shall deliver to Parent the certificate(s) representing their Living Cycle Securities;

(d) Parent shall deliver certificates for the Exchange Shares to the Shareholders or their assignees in accordance with Section 1.1(b);

(e) Parent shall deliver to Shareholders resolutions appointing board members effective as of the effective time of the Exchange (the “Effective Time”), and appointing such officers as determined by the Shareholders as of the Effective Time.

1.4 Additional Actions.

If at any time after the Effective Time the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Exchange of Shares.

At the Effective Time, by virtue of the Exchange:

(a) The issued and outstanding Parent shares (as calculated on a post reverse split basis) and immediately after the Closing shall be approximately 101,457,263 and 10,000,000 shares of Series A Preferred Stock all owned by Chen, which are convertible into 1,000,000 shares of common stock.

1.6 Other Effects of the Exchange. The Exchange shall have all further effects as specified in the applicable provisions of the Nevada Revised Statutes (the “NRS”).

1.7 Exemption From Registration. Parent and the Company intend that the Exchange Shares to be issued pursuant to Section 1.1(b) hereof, in each case in connection with the Exchange, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and/or Regulation S under the Securities Act, all recipients of such Exchange Shares, shall be “accredited investors” as such term is defined under Regulation D and/or “non-US Persons” as such term is defined under Regulation S.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND LIVING

CYCLE

Except as set forth in the disclosure letter delivered by Bright Holdings to Parent on the date hereof (the “Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Livinc Cycle and each Shareholder represents and warrants to Parent as follows, on the date hereof and on the Closing Date:

2.1 Due Organization and Good Standing.

Living Cycle is British Virgin Islands company and is in good standing in the BVI and, has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. The full corporate documents, charter, by laws and all governing documents relating to Living Cycle, Lucky 58 and for any of the entity Shareholders have been provided to Parent.

2.2 Title to Securities; Capitalization.

(a) The authorized share capital of Living Cycle consists of 1,000 shares (i.e. the Living Cycle Securities, all of which are issued and outstanding and held by the Shareholders. All of the outstanding Living Cycle Securities were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation or any contract to which Living Cycle is a party or by which either Living Cycle or such Shareholder is bound. There are no outstanding contractual obligations of Living Cycle to repurchase, redeem or otherwise acquire any of the Living Cycle Securities or any capital equity of Living Cycle or of any Shareholder and there are no outstanding contractual obligations of Living Cycle to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Living Cycle Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Section 2.2(b) of the BH Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Living Cycle obligating or Living Cycle to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating Living Cycle to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which Living Cycle or Shareholder is bound with respect to any of the capital stock of said entity or Parent. No shares of capital stock, warrants, options or other securities of Living Cycle or Shareholders are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Living Cycle accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) All Indebtedness of Living Cycle are disclosed in Section 2.2(d) of the Disclosure Letter. Except as disclosed therein, no Indebtedness of Living Cycle or any of the subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Living Cycle or its subsidiaries, or (iii) the ability of Living Cycle or Bright Holdings to grant any Encumbrance on its properties or assets.

(e) Neither any Shareholder nor Living Cycle, or Lucky 58 or any subsidiary of theirs has made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of any Shareholder or Living Cycle has authorized any of the foregoing.

(f) Other than as set forth on Section 2.2(f) of the Disclosure Letter, there are no options, warrants or other rights to subscribe for or purchase any equity interests of Living Cycle or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of a Shareholder or Living Cycle, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which any Shareholder or, to the knowledge of Shareholders, is a party or bound relating to any equity securities of Living Cycle or such Shareholder, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Shareholders or Living Cycle or any of its subsidiaries, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of their stock. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of Living Cycle are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Living Cycle or any entity Shareholder accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.3 Subsidiaries.

Section 2.3 of the Disclosure Letter sets forth a true, complete and correct list of each Living Cycle Subsidiary and their respective jurisdictions of incorporation, formation or organization.

2.4 Authorization; Binding Agreement.

Bight Investment and Living Cycle each has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Shareholders and each Board of any Shareholder and Living Cycle, and no other corporate proceedings on the part of Living Cycle or Shareholders or any other entity, are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Living Cycle or Shareholders is a party shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such person, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals.

Except as otherwise described in Section 2.5 of the Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of any Shareholder or their owners or of Living Cycle or any of its subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by them of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by them of the transactions contemplated hereby and thereby, other than such filings as may be required in any jurisdiction where such persons or any subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

2.6 [Omitted].

2.7 [Omitted].

2.8 [Omitted].

2.9 [Omitted.]

2.10 [Omitted.]

2.11 [Omitted.]

2.12 [Omitted].

2.13 Restrictions on Business Activities.

There is no Order binding upon any Shareholder or their affiliates or Living Cycle or any of the respective holding entities or subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Living Cycle or any of their Subsidiaries as their businesses are currently conducted, any acquisition of property by Living Cycle or any of its subsidiaries, the conduct of business by Living Cycle or any of the Subsidiaries as currently conducted, or the ability of Living Cycle or any of its subsidiaries to compete with other parties.

2.14 Books and Records.

All of the financial books and records of Living Cycle and its subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.15 Disclosure.

No representations or warranties by Living Cycle in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BRIGHT HOLDINGS AND BH

SHAREHOLDERS AND CHEN YANHUAN WITH RESPECT TO RECEIPT OF

EXCHANGE SHARES

As an inducement to Parent to enter into this Agreement, each Shareholder, and Living Cycle severally but not jointly, hereby represents and warrants to Parent as follows.

3.1 Purchase Entirely for Own Account.

The Exchange Shares proposed to be acquired by such person or entity pursuant to the terms hereof will be acquired for investment for such persons or entity’s own account, and not with a view to the resale or distribution of any part thereof.

3.2 Acquisition of Exchange Shares for Investment.

(a) Such recipient is acquiring the Exchange Shares for investment purposes and for such holders own account and not as a nominee or agent (with the exception of Chen who is holding shares for distribution to a limited number of affiliates of Lucky 58 existing prior to the date of this Agreement), and not with a view to the resale or distribution of any part thereof, and such holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Such recipient represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Parent and its securities.

(c) Such recipient is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not and will not be registered under the Securities Act and that the issuance thereof to such Holder is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S. Such Bright Holdings Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Shareholder was outside of the United States.

(d) Such recipient acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) Such recipient understands that the Exchange Shares, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

(f) Such Shareholder understands that a restrictive legend will be placed on any shares issued to it that such shares have not been registered under the Securities Act and may not be sold absent an exemption from the registration requirements of such act or a registration covering such sale transaction.

ARTICLE IV

COVENANTS

4.1 Living Cycle and Parent Approvals.

(a) Living Cycle and each Shareholder shall take all action necessary in accordance with applicable Law and the respective Organization Documents to (i) have the Shareholders consider and consent on a proposal to adopt and approve the consummation of the Exchange and transactions contemplated by this Agreement.

(b) The Parent Board shall use commercially reasonable efforts to (i) solicit from its stockholders holding a majority of Parent’s common stock on an as converted basis, votes in favor of the approval of the consummation of the Exchange and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

4.2 Other Actions.

Notwithstanding anything to the contrary in Section 5:

(a) The Reverse Split shall be approved and completed prior to the Closing.

4.3 Officers and Directors of Parent After Closing.

(a) Change in Board. Effective at Closing, in addition to Chen, the Following persons shall be appointed to the Board:                          and                      such that the entire board consists of three board members including Chen (such incoming directors, the “New Parent Directors”). Prior to Closing, Parent shall take all necessary action to ensure that the New Parent Directors’ appointments have been duly authorized and are effective at Closing.

(b) Change in Officers. Effective at Closing, the following persons shall be appointed as officers of the Parent:

Name	Title

Chen Yanhuan	President, CEO

(c) No Termination Payments. Prior to Closing, Parent shall take all necessary action to ensure that no payments, including but not limited to parachute payments or accrued but unpaid salaries, shall be due or outstanding to any of the Parent officers or directors, in their capacities as such at the time of Closing (which representation shall not survive Closing for subsequent agreements or events).

4.4 Further Assurances.

The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (if any, as defined below), all Requisite Consents (as defined below), all Parent Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

4.5 Assumption of Obligations.

In the event the Exchange is consummated, if Parent shall thereafter (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or any Parent Subsidiary, as applicable, assume all of their respective obligations as set forth in this Section 5.

ARTICLE V

CONDITIONS

5.1 Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a) Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect (the “Requisite Regulatory Approvals”) shall have been obtained or made.

(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Exchange or any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

5.2 Conditions to Obligations of Parent.

The obligations of Parent to consummate the Exchange are subject to the satisfaction of Living Cycle or waiver by Parent, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Shareholders and Living Cycle set forth in this Agreement (without giving effect to any limitation as to “materiality,” “Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect, as applicable.

(b) Agreements and Covenants. Each of Shareholders and Living Cycle and their respective Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. Each of the entity Shareholders and Living Cycle shall have delivered to Parent a certificate on or as soon after the Closing Date as practicable, dated the Closing Date, signed by their respective chief executive officers certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. Each of the entity Shareholders and Living Cycle shall have delivered to Parent: (i) true copies of their respective certificates of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Shareholder entities, Living Cycle and their respective Subsidiaries, certified as of a date no later than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers authorized to execute this Agreement or any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e) Surrender of Living Cycle Certificates. Shareholders shall have surrendered to Parent or its registrar or transfer agent the certificates representing the Living Cycle owned by it, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books Living Cycle.

(f) Living Cycle Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, shall have each been obtained or made.

5.3 Conditions to Obligations of Bright Holdings, Living Cycle and their respective Shareholders.

The obligations of Shareholders and Living Cycle and their respective shareholders to consummate the Exchange are subject to the satisfaction by Parent or waiver by Shareholders and Living Cycle and their respective shareholders, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, an Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Parent Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

(e) No Pending Regulatory Notices. There are no material pending notifications from FINRA or comments from the SEC.

ARTICLE VI

TERMINATION AND ABANDONMENT

6.1 Termination.

This Agreement may be terminated and the Exchange and the other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the stockholders of Parent, Shareholders or Living Cycle (the date of any such termination, the “Termination Date”), by written notice of any of such entities. Effect of Termination.

6.2 Fees and Expenses.

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange or any other related transaction is consummated.

6.3 Amendment.

This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

ARTICLE VII

MISCELLANEOUS

7.1 Waiver.

At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.2 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

WU BA SUPERIOR PRODUCTS HOLDING GROUP, INC.

3 Building, Aiyi Commercial Centre,

Jihua Road, Buji Street,

Longgang District, Shenzhen, China

Attention: Chen Yanhuan

Email: chenyh@58youpin.cn

Facsimile:

Attention: , President

with a copy to (but which shall not constitute notice to Parent):

Crone Law Group PC

500 Fifth Avenue, Suite 938

New York, NY 10110

Attention: Mark Crone, Esq.

Facsimile: MCrone@Cronelawgroup.com

(b)	if to Living Cycle or any Shareholder, to:

3Building, Aiyi Commercial Centre,

Jihua Road, Buji Street,

Longgang District, Shenzhen, China

Attention:

Email:

Facsimile:

with a copy to :

Crone Law Group PC

500 Fifth Avenue, Suite 938

New York, NY 10110

Attention: Mark Crone, Esq.

Facsimile: MCrone@Cronelawgroup.com

And to:

DeHeng Law Offices

12/F, Tower B, Focus Place,

19 Financial Street, Xicheng,

Beijing 100033,P.R.China

Tel: 86-10-52682923

Fax: 86-10-52682923

Mobile: 86-13141318979

E-mail: wanghe@dehenglaw.com

Attention:

7.3 Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

7.4 Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York county. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York county state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Shareholders and Living Cycle agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, Shareholders and Living Cycle irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

7.5 Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

7.6 Counterparts.

This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.7 Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.8 Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Bright Holdings Disclosure Letter, Living Cycle Disclosure Letter, and the Parent Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

7.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Shareholders or Living Cycle in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

7.10 Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 8.12.

7.11 Certain Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto and all other matters related to the consummation of the Exchange.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Parent Material Adverse Effect” shall mean, any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred an Parent Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Parent and the Parent Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Parent or any of the Parent Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Parent and the Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Parent and the Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Exchange or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Parent and performance of or compliance by Parent with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Parent or any member of the Parent Board by shareholder(s) of Parent owning less than ten percent (10%) of the issued and outstanding Parent Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Parent Disclosure Letter or (ix) any failure to meet any financial or other projections.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

“Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Trading Day” means any day on which the Parent Common Stock is traded on the principal securities exchange or securities.

“Material Adverse Effect” shall mean, with respect to Living Cycle or any Living Cycle Subsidiary, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Living Cycle or any Living Cycle Subsidiary, or materially diminish the value of the Living Cycle Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Living Cycle to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Living Cycle Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to Living Cycle or any Living Cycle Subsidiary, the industries in which Living Cycle primarily operates and not specifically relating to such Living Cycle or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such company).

The following sets forth the location of capitalized terms defined in the body of this Agreement:

[Signature Page Follows]

SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

WU BA SUPERIOR PRODUCTS HOLDING GROUP, INC.

By:	/s/ Chen Yanhuan
Name:	Chen Yanhuan
Title:	President

LIVING CYCLE HOLDING LTD.

By:	/s/ Chen Yanhuan
Name:
Title:

SHAREHOLDERS:

TACTIC GLORY LTD.

By:
Name:
Title:

TIM GAIN LIMITED

By:	/s/ Chen Yanhuan
Name:
Title:

BRIGHT HOLDINGS INVESTMENTS LTD,

By:	/s/ Chen Yanhuan
Name:
Title:

CHEN YANHUAN, Individually

/s/ Chen Yanhuan
Chen Yanhuan

Name of Shareholder and No. Post Reverse Split Exchange Shares To be Issued

Name	Address / Citizenship / Corp. info	No. Shares of Living Cycle Holding, Ltd. Tendered	No. Exchange Shares	Approx. Post Issuance Percentage
Chen Yanhuan			51,610,000	50.37%*
Tactic Glory Limited	(BVI Company No. 1999922)		24,940,000	24.34%
Tim Gain Limited	(BVI Company No. 1999916)		16,780,000	16.38%
Bright Holdings Investments Ltd.	(BVI Company No. 1984080		6,670,000	6.51%

*	Does not include shares underlying shares of preferred stock owned by Mr. Chen.